Exhibit 10.1

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of March 27, 2017, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 175 Technology Drive, Suite 150, Irvine, CA 92618

RECITALS

A.                                    Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.                                    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.                                    Bank has agreed to so amend certain provisions of the Loan Agreement and to provide its consent, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows, effective as January 29, 2017:

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Agreement.

2.1                               Modified Overadvances.  The last sentence of Section 2.2 of the Loan Agreement that currently reads as follows:

Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

is hereby amended in its entirety to read as follows:

Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate otherwise applicable to Advances plus five percent (5.0%).

2.2                               Modified Termination Fee.  Section 2.4(c) of the Loan Agreement that currently reads as follows:

(c)                                  Termination Fee.  Subject to the terms of Section 12.1, a termination fee; and is hereby amended in its entirety to read as follows:

(c)                                  Termination Fee.  [Omitted]; and

2.3                               Modified Unused Revolving Line Fee.  Section 2.4(d) of the Loan Agreement that currently reads as follows:

(d)                                 Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and

is hereby amended in its entirety to read as follows:

(d)                                 Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on the last day of each calendar quarter and on the Revolving Line Maturity Date, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and

2.4                               Modified Anniversary Fee to Fees Fully Earned.  Section 2.4(g) of the Loan Agreement that currently reads as follows:

(g)                                  Anniversary Fee.  [Omitted].

is hereby amended in its entirety to read as follows:

(g)                                  Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.3(d).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5                               Modified Addition of Withholding Provision.  A new Section 2.6 is hereby added to the Loan Agreement and shall read as follows:

2.6                               Withholding.  Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

2.6                               Modified Conditions Precedent to all Credit Extensions.  Subsections (a) and (b) of Section 3.2 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

(a)                                 timely receipt of the Credit Extension request and any materials and documents required by Section 3.5;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

2.7                               Modified Procedures for Borrowing.  Section 3.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.5                               Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance.  Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer.  Bank shall have received satisfactory evidence that the provision of such notices and the requests for Advances have been approved by the Board.  In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.  Bank shall credit proceeds of an Advance to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

2.8                               Modified Representation to Replace Transaction Report with Borrowing Base Report.  The sentence in Section 5.3(b) of the Loan Agreement that currently reads as follows:

Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report.

is hereby amended in its entirety to read as follows:

Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Report.

2.9                               Modified Reporting to Replace Transaction Report with Borrowing Base Report.  Section 6.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(a)                                 a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts):  (i) when no Credit Extension is outstanding, monthly (within twenty (20) days after the end of each month) and at the time of each request for an Advance; and (ii) at all times when a Credit Extension is outstanding, no later than Friday of each week and at the time of each request for an Advance;

2.10                        Modified Collection of Accounts.  Section 6.3(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(c)                                  Collection of Accounts.  Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by

Bank (either such account, the “Cash Collateral Account”).  Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account.  Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(f), all amounts received in the Cash Collateral Account shall be applied to immediately reduce the Obligations (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts).  Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

2.11                        Modified Verification.  Section 6.3(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(e)                                  Verifications; Confirmations; Credit Quality.  Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.

2.12                        Modified Addition of Reserves Provision. A new Section 6.3(g) is hereby added to the Loan Agreement and shall read as follows:

(g)                                  Reserves.  Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

2.13                        Modified Audit Charges.  Section 6.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

6.6                               Access to Collateral; Books and Records.  At reasonable times, on at least five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books, which inspections (after the Initial Audit) shall be conducted no less frequently than twice per year, or more frequently as conditions may warrant in Bank’s good faith business judgment.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

2.14                        Modified Financial Covenants.  Section 6.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

6.9                               Financial Covenants.

Maintain at all times, to be tested as of the last day of each month (unless otherwise noted), on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)                                 Minimum Liquidity Ratio.  For the month ending January 31, 2017 and each month ending thereafter, a Liquidity Ratio of at least 4.00 to 1.00.

As used herein, the term “Liquidity Ratio” means, as of any date of determination and with respect to Borrower, the ratio of (i) the sum of (y) Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted and maintained at Bank, plus (z) the Availability Amount to (ii) Borrower’s average trailing three month EBDA.

As used herein, the term “EBDA” means, as of any date of determination and with respect to Borrower, Borrower’s net income plus depreciation plus amortization minus the gross margins associated with deferred NRE revenue (determined in accordance with GAAP).

For purposes of calculating the Liquidity Ratio, if Borrower’s EBDA is equal to or greater than $0.00 on an average trailing three month basis for any given testing date, then Borrower need not comply with the Minimum Liquidity Ratio financial covenant for such testing date.  However, if Borrower EBDA is less than $0.00 on an average trailing three month basis as of any given testing date, then the amount will be used without regard to the negative nature of the loss (as an example, if Borrower’s average trailing three month EBDA for the month ending March 31, 2017 is <$2,000,000>, then for purposes of calculating the

Liquidity Ratio for the month ending March 31, 2017, the amount of <$2,000,000> will be treated as $2,000,000).

Upon the occurrence, if ever, of a violation of the Liquidity Ratio Default (a “LR Event of Default”), such LR Event of Default will be waived, without further action by either party hereto, if during the period from the month end reporting due date of Borrower’s monthly reporting that evidences or would evidence such LR Event of Default through the sixtieth (60th) day thereafter (the “LR Cure Period”) Borrower receives proceeds from the issuance of Borrower’s equity securities in an amount sufficient to cause Borrower’s Liquidity Ratio to equal or be greater than 4.00 to 1.00 (the “LR Cure”); provided, however, during the LR Cure Period, no new Advances may be requested by Borrower and no new Advances will be made by Bank, and the proceeds of all collections of Accounts shall be applied to the outstanding Obligations pursuant to the terms of Section 9.4 of the Loan Agreement.

2.15                        Modified Addition of Online Banking Provision.  A new Section 6.15 is hereby added to the Loan Agreement and shall read as follows:

6.15                        Online Banking.  Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

2.16                        Modified Covenant Defaults to Add Reference to Online Banking.  Section 8.2(a) of the Loan Agreement is deleted in its entirety and replaced with the following:

(a)                                 Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, 6.9, 6.10 or 6.15 or violates any covenant in Section 7; or

2.17                        Modified Termination Fee. The language in Section 12.1 of the Loan Agreement that currently reads as follows:

If such termination is at Borrower’s election, or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1.0% of the Maximum Revolver Amount; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

is hereby deleted.

2.18                        Modified Addition of Definition of Authorized Signer.  The definition of the term “Authorized Signer” is hereby added, in alphabetical order, to Section 13.1 of the Loan Agreement and shall read as follows:

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

2.19                        Modified Definition of Borrowing Base.  The definition of Borrowing Base set forth in Section 13.1 of the Loan Agreement that currently reads as follows:

“Borrowing Base” is 80% (the “A/R Advance Rate” and also an “Advance Rate”) of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease any one or more of the Advance Rates in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral or Borrower.

is hereby amended in its entirety to read as follows:

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank’s sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

2.20                        Modified Addition of Definition of Borrowing Base Report.  The definition of the term “Borrowing Base Report” is hereby added, in alphabetical order, to Section 13.1 of the Loan Agreement and shall read as follows:

“Borrowing Base Report” is that certain report of the value of certain Collateral in the form attached hereto as Exhibit C.

2.21                        Modified Definition of Change in Control.  The definition of “Change in Control” set forth in Section 13.l of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 25% or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) [omitted]; or (d) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

2.22                        Modified Definition of Eligible Accounts.  The preamble in the definition of Eligible Accounts set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(e) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment.  Bank reserves the right upon prior written notice to Borrower at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

2.23                        Modified Definition of Eligible Accounts Regarding Foreign Billed Accounts.  Subclause (d) of the definition of “Eligible Accounts” (identifying what does not constitute an Eligible Account) set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(d)                                 Accounts payable outside of the United States; Accounts billed outside of the United States unless (i) such billed Accounts are collected by Borrower at its United States headquarters and (ii) such collections are remitted to the Cash Collateral Account provided for in Section 6.3(c) of this Agreement or Borrower’s cash collateral account maintained with Bank and (iii) if the Accounts are owed by Account Debtors from either China or Hong Kong, such Accounts must be covered in full by credit insurance satisfactory to Bank, less any deductible;

2.24                        Modified Definition of Prime Rate.  The definition of “Prime Rate” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided, however, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors) provided, however, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

2.25                        Modified Definition of Revolving Line Maturity Date.  The definition of “Revolving Line Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Line Maturity Date” is April 1, 2018.

2.26                        Modified Definition of Transaction Report.  The definition of “Transaction Report” set forth in Section 13.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Transaction Report” [Omitted].

2.27                        Modified Exhibit A.  The definition of Collateral attached to the Loan Agreement as Exhibit A is hereby deleted in its entirety and replaced with the definition attached hereto as Schedule 1.

2.28                        Modified Exhibit B.  The Compliance Certificate attached to the Loan Agreement as Exhibit B is hereby deleted in its entirety and replaced with the Compliance Certificate attached hereto as Schedule 2.

2.29                        Modified Exhibit C.  The Transaction Report (as defined in the Loan Agreement until the date of this Amendment) attached to the Loan Agreement as Exhibit C is hereby deleted in its entirety and replaced with the Borrowing Base Report attached hereto as Schedule 3.

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1                               Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2                               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3                               The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Release by Borrower.  Borrower hereby agree as follows:

5.1                               FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2                               In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” (Emphasis added.)

5.3                               By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4                               This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5                               Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)                                 Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)                                 Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)                                  The terms of this Amendment are contractual and not a mere recital.

(d)                                 This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower

(e)                                  Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein

6.                                      Ratification of Intellectual Property Security Agreement.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of October 31, 2009 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.

7.                                      Ratification of Perfection Certificate.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of January 25, 2017, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

8.                                      Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9.                                      Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.                               Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

11.                               Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $25,000 and (c) Borrower’s payment of a pro-rated loan fee in the amount of $4,250 (for the period from January 29, 2018 through April 1, 2018).  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Netlist, Inc.

By:	/s/ Andrew Skalitzky	By:	/s/ Gail Sasaki
Name: Andrew Skalitzky		Name: Gail Sasaki
Title: VP		Title: CFO

Schedule 1

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to all personal property, including without limitation the following:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The commercial tort claims above include, without limitation, all claims and proceeds arising out of those certain lawsuits for patent infringement in which Borrower is the plaintiff or cross-plaintiff and filed against the following:  (i) Google, Inc. in December 2009, (ii) Inphi Corporation in September 2009, (iii) Smart Modular, Inc. in October 2012 and July 2013, (iv) Smart Modular, Inc., Smart Storage Systems (now SanDisk Corporation), Smart Worldwide Holdings and Diablo Technologies in August 2013, (v) SK hynix Inc. in September 2016 and (vi) all related actions to any of the foregoing.

Schedule 2

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	NETLIST, INC.

The undersigned authorized officer of NETLIST, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                 with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	Concurrently with Form 10-K	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Annual Projections	Within 30 days of start of FYE	Yes No
A/R & A/P Agings; Deferred Revenue Report	Monthly within 20 days	Yes No
Borrowing Base Reports

(i) if no Credit Extensions outstanding, monthly (within twenty (20) days after the end of each month) and at the time of each request for an Advance; and (ii) if Credit Extensions outstanding, weekly and at the time of each request for an Advance

Yes No

The following intellectual property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum Liquidity Ratio	4.00 : 1.00	: 1.00	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

NETLIST, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.                                        Liquidity Ratio (Section 6.9(a))

Required:                                           4.00 : 1.00

Actual:

A.	Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted and maintained at Bank	$

B.	Availability Amount	$

C.	Sum of line A plus line B	$

D.	Net Income plus depreciation plus amortization for trailing three months	$

E.	Gross margins associated with deferred NRE revenue for trailing three months	$

F.	EBDA (line D minus line E)	$

G.	Average Trailing 3 Month EBDA (line F divided by 3)	$

H.	Liquidity Ratio (line C divided by line G)	: 1.00

Is line H equal to or greater than 4.00 : 1.00 ?

No, not in compliance	Yes, in compliance

Schedule 3

EXHIBIT C

Borrowing Base Report

[To be provided by Bank]